SERVICES, INC.

August 8, 2007

Mr. Harold T. Epps

Dear Harold:

It is my pleasure to offer you the position of President on behalf of PRWT Services, Inc. This position will report directly to the Chairman, Willie Johnson. As you are aware, PRWT Services, Inc. is under transition because of the acquisition of additional lines of business. You will find that some of the terms of your employment below are still in development because of the transition process. It is our intention that a portion of your new role with us will be to assist in the development of these transitionary policies.

Base Salary: Your base salary will be $300,000 paid on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Bonus Potential: Effective upon satisfactory completion of the first 90 days of employment, and based upon the goals and objectives agreed to in the performance development planning you will be eligible for a bonus of up to 150% of your base salary. The performance measurements will be determined by the Compensation Committee of the Board of Directors of PRWT Services, Inc..

Non-Compete Agreement: Our standard non-compete agreement must be signed prior to start.

Benefits: The current, standard company health, disability and dental insurance coverage are generally supplied per company policy.

Life Insurance: You will be eligible for a total life insurance package that is equal to 3 times your base salary. The total package is as follows: The standard corporate plan provides coverage equal to 1 times your base salary. You will also participate in the executive package that provides additional coverage equal to 2 times your base salary.

Equity and Options: You will be eligible to participate in the equity and shadow options program. The details and terms of this program are currently under development..

401K: You will be eligible to participate in the standard PRWT Services, Inc. 401K program.

Vacation and Personal Time Off: Your vacation and paid time off allowances will be subject to the current PRWT Services, Inc. policy as stated in the employee handbook. As the company is in transition, the terms of the vacation policy are subject to change.

Dinner and Golf Club Membership: You will have access to a private dinner club via the PRWT Services, Inc. corporate membership. You will also have access to private country club and/or an independent country club paid for by PRWT Services, Inc..

Car Allowance: PRWT Services, Inc. does not provide for a car allowance.

Temporary Housing: You will be eligible for a temporary housing allowance of $3500 per month for a maximum of four (4) months.

Relocation: You will be eligible for a forgivable loan of up to $100,000 towards relocation expenses. The terms of the forgivable loan will be based on specific individual and company performance criteria. Those criteria are currently under development.

Start Date: Your start date will be mutually determined after the close of the Merck Danville Manufacturing facility deal.

Car/Phone/Travel Expenses: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy.

Parking: Monthly valet parking in the building parking facility will be provided.

Your employment with PRWT Services, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

You acknowledge that this offer letter, (along with the final form of any referenced documents), represents the entire agreement between you and PRWT Services, Inc. and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon PRWT Services, Inc.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Signatures:

Willie F. Johnson, Chairman

9/17/07

Date

Harold T. Epps

Harold T. Epps

16 Sept 07

Date